EXHIBIT 99.1

For more information contact:	Analysts - Beth Baum (206) 539-3907
Media - Nancy Thompson (919) 861-0342

Weyerhaeuser reports second quarter results

•	Net earnings of $128 million, or $0.17 per diluted share
•	Net earnings before special items increased 54 percent compared with first quarter

SEATTLE (July 26, 2019) - Weyerhaeuser Company (NYSE: WY) today reported second quarter net earnings of $128 million, or 17 cents per diluted share, on net sales of $1.7 billion. This compares with net earnings of $317 million, or 42 cents per diluted share, on net sales of $2.1 billion for the same period last year.

Excluding an after-tax adjustment of $5 million for special items, the company reported second quarter net earnings of $123 million, or 16 cents per diluted share. This compares with net earnings before special items of $332 million for the same period last year and $80 million for the first quarter of 2019.

Adjusted EBITDA for the second quarter of 2019 was $343 million compared with $637 million for the same period last year and $365 million for the first quarter of 2019.

“Our businesses delivered strong operating performance in the second quarter despite various market and weather-related challenges,” said Devin W. Stockfish, president and chief executive officer. “This includes the lowest controllable lumber manufacturing cost we have ever reported. Looking forward, although record-setting rainfall has held back U.S. housing activity in the first half of 2019, we see solid underlying market conditions and continue to expect the housing market will follow a modest growth trajectory. We remain committed to delivering industry-leading performance, fully capitalizing on all market conditions, and driving superior value for shareholders.”

WEYERHAEUSER FINANCIAL HIGHLIGHTS	2019	2019	2018
(millions, except per share data)	Q1	Q2	Q2
Net sales	$1,643	$1,692	$2,065
Net earnings (loss)	($289)	$128	$317
Net earnings (loss) per diluted share	($0.39)	$0.17	$0.42
Weighted average shares outstanding, diluted	747	746	761
Net earnings before special items(1)(2)	$80	$123	$332
Net earnings per diluted share before special items(1)	$0.11	$0.16	$0.44
Adjusted EBITDA(1)	$365	$343	$637

(1)

Net earnings before special items is a non-GAAP measure that management believes provides helpful context in understanding the company’s earnings performance. Additionally, Adjusted EBITDA is a non-GAAP measure that management uses to evaluate the performance of the company. Adjusted EBITDA, as we define it, is operating income adjusted for depreciation, depletion, amortization, basis of real estate sold and special items. Net earnings before special items and Adjusted EBITDA should not be considered in isolation from, and are not intended to represent, an alternative to our GAAP results. Reconciliations of net earnings before special items and Adjusted EBITDA to GAAP earnings are included within this release.

(2)

First quarter 2019 after-tax special items include a $345 million noncash settlement charge related to the transfer of pension assets and liabilities through the purchase of a group annuity contract, a $15 million legal charge and a $9 million charge related to the early extinguishment of debt. Second quarter 2019 after-tax special items include a $5 million benefit from finalizing the noncash settlement charge incurred in first quarter 2019. Second quarter 2018 after-tax special items include $15 million of product remediation charges.

TIMBERLANDS

FINANCIAL HIGHLIGHTS	2019	2019
(millions)	Q1	Q2	Change
Net sales	$556	$532	($24)
Contribution to pretax earnings	$120	$102	($18)
Adjusted EBITDA	$193	$175	($18)

2Q 2019 Performance - In the West, forestry and road spending increased seasonally compared with the first quarter, and average log sales realizations decreased. Export log realizations were slightly lower, and the proportion of sales to export markets decreased due to the timing of vessel sailings. In the South, average log sales realizations were comparable, with a modest reduction in fee harvest volumes due to continued wet weather. In the North, fee harvest volumes were seasonally lower due to spring breakup.

3Q 2019 Outlook - Weyerhaeuser expects third quarter earnings and Adjusted EBITDA will be lower than the second quarter. In the West, the company anticipates seasonally lower harvest volumes, slightly higher road costs, and average log sales realizations modestly lower than the second quarter average. In the South, the company expects seasonally higher forestry expenses, largely offset by increased fee harvest volumes. Average Southern log sales realizations should be comparable to the second quarter.

REAL ESTATE, ENERGY & NATURAL RESOURCES

FINANCIAL HIGHLIGHTS	2019	2019
(millions)	Q1	Q2	Change
Net sales	$118	$81	($37)
Contribution to pretax earnings	$55	$35	($20)
Adjusted EBITDA	$106	$71	($35)

2Q 2019 Performance - Real estate sales were lower than the first quarter. The number of acres sold increased and average price per acre declined, primarily due to a large acre transaction in Montana which accounted for approximately half of the acres sold in the second quarter. Average land basis increased due to the mix of properties sold. Energy & Natural Resources earnings and Adjusted EBITDA were slightly higher than the first quarter.

3Q 2019 Outlook - Weyerhaeuser anticipates third quarter earnings and Adjusted EBITDA will be lower than the second quarter. The company continues to expect full year 2019 Adjusted EBITDA for the segment will be approximately $270 million.

WOOD PRODUCTS

FINANCIAL HIGHLIGHTS	2019	2019
(millions)	Q1	Q2	Change
Net sales	$1,094	$1,210	$116
Contribution to pretax earnings	$69	$81	$12
Adjusted EBITDA	$115	$128	$13

2Q 2019 Performance - Earnings and Adjusted EBITDA increased compared with the first quarter due to seasonally higher sales volumes and improved per unit manufacturing costs in engineered wood products. This was partially offset by a modest decline in average sales realizations for oriented strand board and slightly lower average sales realizations for lumber.

3Q 2019 Outlook - Weyerhaeuser anticipates third quarter earnings and Adjusted EBITDA will be comparable to the second quarter before any improvement in average sales realizations. The company expects comparable sales volumes and slightly lower fiber costs, offset by slightly higher unit manufacturing costs for engineered wood products.

UNALLOCATED

FINANCIAL HIGHLIGHTS	2019	2019
(millions)	Q1	Q2	Change
Contribution to pretax earnings (loss)	($530)	($36)	$494
Pretax charge (benefit) for special items	$475	($6)	($481)
Contribution to pretax earnings (loss) before special items	($55)	($42)	$13
Adjusted EBITDA	($49)	($31)	$18

2Q 2019 Performance - Unallocated variable compensation expenses declined in the second quarter. Results also included a small noncash foreign exchange gain in the second quarter compared with a charge in the first quarter.

Special items in the second quarter include a $6 million pretax benefit from finalizing the noncash settlement charge incurred in the first quarter related to the transfer of pension assets and liabilities through the purchase of a group annuity contract.

INCOME TAXES

FINANCIAL HIGHLIGHTS	2019	2019
(millions)	Q1	Q2	Change
Income tax (expense) benefit	$104	$37	($67)
Income tax (expense) benefit attributable to special items	$118	($1)	($119)
Income tax (expense) benefit before special items	($14)	$38	$52

2Q 2019 Performance - The provision for income taxes was a benefit for the second quarter, as the company adjusted its estimated annual effective tax rate to reflect lower pricing for lumber and oriented strand board.

ABOUT WEYERHAEUSER

Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900. We own or control 12.2 million acres of timberlands in the U.S., and manage additional timberlands under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood products. Our company is a real estate investment trust. In 2018, we generated $7.5 billion in net sales and employed approximately 9,300 people who serve customers worldwide. We are listed on the Dow Jones Sustainability North America Index. Our common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.

EARNINGS CALL INFORMATION

Weyerhaeuser will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on July 26, 2019 to discuss second quarter results.

To access the live webcast and presentation online, go to the Investor Relations section on www.weyerhaeuser.com on July 26, 2019.

To join the conference call from within North America, dial 855-223-0757 (access code: 6886814) at least 15 minutes prior to the call. Those calling from outside North America should dial 574-990-1206 (access code: 6886814). Replays will be available for two weeks at 855-859-2056 (access code: 6886814) from within North America and at 404-537-3406 (access code: 6886814) from outside North America.

FORWARD-LOOKING STATEMENTS

This news release contains statements concerning the company's future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, including with respect to the following: building activity and U.S. housing growth; earnings and Adjusted EBITDA for each of our business segments; log sale realizations; fee harvest volumes as well as road costs and forestry expenses in our timber business; sales volumes and realizations as well as fiber and manufacturing costs for Wood Products. These statements generally are identified by words such as “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” and expressions such as “will be,” “will continue,” “will likely result,” and similar words and expressions. These statements are based on our current expectations and assumptions and are not guarantees of future performance. The realization of our expectations and the accuracy of our assumptions are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to:

•	the effect of general economic conditions, including employment rates, interest rate levels, housing starts, availability of financing for home mortgages and strength of the U.S. dollar;
•

market demand for our products, including market demand for our timberland properties with higher and better uses, which is related to, among other factors, the strength of the various U.S. business segments and U.S. and international economic conditions;

•	changes in currency exchange rates, particularly the relative value of the U.S. dollar to the Japanese yen, the Chinese yuan and the Canadian dollar, and the relative value of the euro to the yen;
•	restrictions on international trade and tariffs imposed on imports or exports;
•	the availability and cost of shipping and transportation;
•	economic activity in Asia, especially Japan and China;
•	performance of our manufacturing operations, including maintenance and capital requirements;
•	potential disruptions in our manufacturing operations;
•	the level of competition from domestic and foreign producers;
•	raw material availability and prices;
•	the effect of weather;
•	changes in global or regional climate conditions and governmental response to such changes;
•	the risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;
•	energy prices;
•	our operational excellence initiatives;
•

the successful and timely execution and integration of our strategic acquisitions, including our ability to realize expected benefits and synergies, and the successful and timely execution of our strategic divestitures, each of which is subject to a number of risks and conditions beyond our control including, but not limited to, timing and required regulatory approvals;

•	transportation and labor availability and costs;
•	federal tax policies;
•	the effect of forestry, land use, environmental and other governmental regulations;
•	legal proceedings;
•	performance of pension fund investments and related derivatives;
•	the effect of timing of retirements and changes in the market price of our common stock on charges for share-based compensation;
•	the accuracy of our estimates of costs and expenses related to contingent liabilities;
•	changes in accounting principles; and
•

other matters described under “Risk Factors” in our annual reports on Form 10-K, as well as those set forth from time to time in our other public statements and other reports and filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise.

RECONCILIATION OF ADJUSTED EBITDA TO NET EARNINGS (LOSS)

We reconcile Adjusted EBITDA to net earnings (loss) for the consolidated company and to operating income (loss) for the business segments, as those are the most directly comparable U.S. GAAP measures for each.

The table below reconciles Adjusted EBITDA for the quarter ended March 31, 2019:

DOLLAR AMOUNTS IN MILLIONS	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings (loss)					$(289)
Interest expense, net of capitalized interest(1)					107
Income taxes					(104)
Net contribution to earnings (loss)	$120	$55	$69	$(530)	$(286)
Non-operating pension and other postretirement benefit costs(2)	—	—	—	470	470
Interest income and other	—	—	—	(10)	(10)
Operating income (loss)	120	55	69	(70)	174
Depreciation, depletion and amortization	73	3	46	1	123
Basis of real estate sold	—	48	—	—	48
Special items included in operating income (loss)(3)	—	—	—	20	20
Adjusted EBITDA	$193	$106	$115	$(49)	$365

(1)	Interest expense, net of capitalized interest includes a pretax special item consisting of a $12 million charge related to the early extinguishment of debt.
(2)

Non-operating pension and other postretirement benefit costs include a pretax special item consisting of a $455 million noncash settlement charge related to the transfer of pension assets and liabilities through the purchase of a group annuity contract.

(3)	Operating income (loss) includes a pretax special item consisting of a $20 million legal charge.

The table below reconciles Adjusted EBITDA for the quarter ended June 30, 2019:

DOLLAR AMOUNTS IN MILLIONS	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$128
Interest expense, net of capitalized interest					91
Income taxes					(37)
Net contribution to earnings (loss)	$102	$35	$81	$(36)	$182
Non-operating pension and other postretirement benefit costs(1)	—	—	—	10	10
Interest income and other	—	—	—	(6)	(6)
Operating income (loss)	102	35	81	(32)	186
Depreciation, depletion and amortization	73	3	47	1	124
Basis of real estate sold	—	33	—	—	33
Special items included in operating income (loss)	—	—	—	—	—
Adjusted EBITDA	$175	$71	$128	$(31)	$343

(1)

Non-operating pension and other postretirement benefit costs includes a pretax special item consisting of a $6 million benefit from finalizing the noncash settlement charge incurred in first quarter 2019 related to the transfer of pension assets and liabilities through the purchase of a group annuity contract.

The table below reconciles Adjusted EBITDA for the quarter ended June 30, 2018:

DOLLAR AMOUNTS IN MILLIONS	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$317
Interest expense, net of capitalized interest					92
Income taxes					65
Net contribution to earnings (loss)	$161	$22	$329	$(38)	$474
Non-operating pension and other postretirement benefit costs	—	—	—	13	13
Interest income and other	—	—	—	(11)	(11)
Operating income (loss)	161	22	329	(36)	476
Depreciation, depletion and amortization	79	3	36	1	119
Basis of real estate sold	—	22	—	—	22
Special items included in operating income (loss)(1)	—	—	20	—	20
Adjusted EBITDA	$240	$47	$385	$(35)	$637
(1)	Operating income (loss) includes a pretax special item consisting of $20 million of product remediation charges.

RECONCILIATION OF NET EARNINGS (LOSS) BEFORE SPECIAL ITEMS TO NET EARNINGS (LOSS)

We reconcile net earnings (loss) before special items to net earnings (loss) for the consolidated company, as those are the most directly comparable U.S. GAAP measures for each.

The table below reconciles net earnings (loss) before special items to net earnings (loss):

	2019	2019	2018
(millions, except per share data)	Q1	Q2	Q2
Net earnings (loss)	$(289)	$128	$317
Early extinguishment of debt charge	9	—	—
Legal charge	15	—	—
Pension settlement charges	345	(5)	—
Product remediation charges (recoveries), net	—	—	15
Net earnings before special items	$80	$123	$332

The table below reconciles net earnings (loss) per diluted share before special items to net earnings (loss) per diluted share:

	2019	2019	2018
	Q1	Q2	Q2
Net earnings (loss) per diluted share	$(0.39)	$0.17	$0.42
Early extinguishment of debt charge	0.01	—	—
Legal charge	0.02	—	—
Pension settlement charges	0.47	(0.01)	—
Product remediation charges (recoveries), net	—	—	0.02
Net earnings per diluted share before special items	$0.11	$0.16	$0.44